EMPLOYMENT AGREEMENT AMENDMENT



     This Amendment dated as of January 31, 1994 amends the Amended and Restated Employment Agreement dated as of February 1, 1992 (the "Agreement") between DONALD G. CAMPBELL and The TJX Companies, Inc., a Delaware corporation, whose principal office is in Framingham, Massachusetts 01701.

     The parties hereto, in consideration of the mutual agreements contained in the Agreement, agree that, effective
January 31, 1994, the Agreement is amended by deleting Section
3(f) thereof and substituting the following new Section 3(f) therefor:

     "(f) MIP Awards. Executive shall be eligible to receive awards under the Company's Management Incentive Plan ("MIP") applicable to Executive. The scope and conditions of any award shall be established annually by mutual agreement between Executive and the Committee. For fiscal year's 1993 and 1994, Executive shall be entitled to earn up to 30% of his Base Salary as a Target Award or up to 60% of his Base Salary as a Maximum Award, as the case may be. For fiscal year 1995 and thereafter, unless subsequently modified by mutual agreement between Executive and the Committee, Executive shall be entitled to earn up to 35% of his Base Salary as a Target Award or up to 70% of his Base Salary as a Maximum Award, as the case may be."



                              /s/ Donald G. Campbell
                              Executive - Donald G. Campbell


                              THE TJX COMPANIES, INC.



                         By:  /s/ Bernard Cammarata
                              Bernard Cammarata
                              President and
                              Chief Executive Officer